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[US Liquids Logo]
                                                                    EXHIBIT 99.1

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                           P R E S S   R E L E A S E
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FOR IMMEDIATE RELEASE                                CONTACT:  Earl J. Blackwell
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                                                                   281/ 272-4507
                                                                      USL #01-02


U S LIQUIDS REPORTS PRELIMINARY 2000 FOURTH QUARTER AND YEAR-END RESULTS AND
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EARNINGS GUIDANCE FOR 2001
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HOUSTON, TX (January 16, 2001) . . . . U S Liquids Inc (ASE:USL) announced today that results for its fourth quarter and year ended December 31, 2000 will be negatively impacted by special charges taken in connection with anticipated divestitures of several non-core operations and the closure of the Shreveport
facility.   The Company will continue to focus on industrial and commercial wastewater collection, processing and disposal, as well as treatment and disposal of oilfield exploration and production waste. CEO Mike Lawlor said in making the announcement that the Company expects results for 2001 to represent not only a substantial improvement, but also a strong recovery.

The Company said that its financial statements for the periods will include charges for the anticipated below-book divestitures of several non-core operations in its Commercial Wastewater Division ($19.8 million), the closure of the Shreveport facility ($10.2 million), reserves to cover expenses associated with certain legal and regulatory situations, and other reserves to cover severance, bad debt and other expenses totaling $8.1 million. The Company also expects to recognize a one-time special income of $12.8 million relating to the termination of a disposal agreement. The fourth quarter results will cause the Company to be out of compliance with certain financial covenants of its revolving credit facility. The Company is working with its banks to amend these covenants, but no guarantee can be given that it will be successful.

For the fourth quarter ended December 31, 2000, preliminary unaudited revenue is anticipated to be between $61.0 million and $63.0 million, versus year-earlier fourth quarter revenue of $58.8 million. The Company anticipates that it will report a loss for the quarter ended December 31, 2000 of approximately $26.8 million or approximately ($1.69) per diluted share, versus a year-earlier fourth quarter loss of $5.5 million, or ($0.35) loss per diluted share. These figures are subject to normal year-end adjustments, and actual earnings are scheduled to be announced on or about February 26, 2001.

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        411 N. Sam Houston  Pkwy. E., Suite 400 . Houston, Texas 77060
                      (281) 272-4500 . Fax (281) 272-4545
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As of the nine months ended September 30, 2000, the Company had reported revenue of $185.7 million, with net income of $1.8 million, or $0.11 per diluted share, as compared to September 30, 1999 revenue of $173.0 million with net income of $4.3 million or $0.26 per diluted share.

CEO Mike Lawlor commented, "We are taking steps to focus much more closely on the core competencies that we think will be our strongest lines of business in the future. As a result, we intend to dispose of several non-core operations from our Commercial Wastewater Division and close the Shreveport facility. For the year ended December 31, 2000 these companies generated approximately $39.4 million of revenues, $0.1 million of EBIT and $3.1 million of EBITDA. We believe that 2001 will be a year of recovery, with strong improvements in operations and results." Mr. Lawlor added that the Company's Detroit operation, which has created a major drag on earnings over the past 16 months, continues to recover and strengthen, though its operations were halted for a time during December due to extreme weather conditions that affected both customers and operations in the region.

CFO Earl Blackwell said that the Company currently estimates that it will post revenues of between $234.0 million and $236.0 million for 2001. The Company also estimates earnings to be between $0.24 and $0.26 per share for 2001. EBITDA is expected to be between $35.0 million and $37.0 million in 2001 and free cash flow, after capital expenditures of $9.2 million, is expected to be between $25.8 million and $27.8 million. All estimates assume that anticipated divestitures are completed by March 31, 2001.

Further details on the 2001 outlook will be available on January 17th, when the Company hosts a conference call and webcast for analysts and investors. The press release announcing this conference call was issued January 11, 2001. A copy is available on our web page at www.usliquids.com.
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U S Liquids Inc., based in Houston, is a leading provider of services in North
America for the collection, processing, recovery and disposal of liquid waste.

This release includes forward-looking statements, including financial projections, descriptions of management's plans and objectives and statements related to future operations. The Company's business and prospects are subject to risks and uncertainties, any of which could cause actual results to differ materially from those described in the forward-looking statements contained herein. Such risks and uncertainties include, among other things: (i) the impact of pending litigation and administrative proceedings involving the Company, including all litigation and administrative proceedings relating to the operations of the Company's Detroit, Michigan facility; (ii) the Company's ability to obtain or maintain governmental permits and approvals necessary for the operation of its facilities; (iii) changes in existing laws and regulations governing environmental protection, zoning and other matters affecting the Company's operations; (iv) general economic conditions; (v) changes in the level of exploration for and production of oil and gas, particularly in the Gulf Coast region; and (vi) the Company's ability to negotiate amendments to the financial covenants contained in its revolving credit facility.

Additional information regarding these and other risks and uncertainties that could materially affect future results and the accuracy of the forward-looking statements contained herein is included in the Company's Securities and Exchange Commission filings, including the latest Annual Report on Form 10-K and subsequent quarterly reports.

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